EXHIBIT 99.1

The Bon-Ton Stores, Inc. Announces Third Quarter Fiscal 2015 Results

YORK, Pa., Nov. 19, 2015 (GLOBE NEWSWIRE) -- The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported operating results for the third quarter of fiscal 2015, the 13-week period ended October 31, 2015.

Third Quarter Overview

  Comparable store sales decreased 2.6% in the third quarter as compared with the prior year period.
  Gross margin rate decreased 286 basis points as compared with last year to 33.4% of net sales in the current year period.
  Selling, general and administrative ("SG&A") expense decreased $0.7 million in the third quarter compared with the prior year period.
  Adjusted EBITDA was $5.7 million in the third quarter of fiscal 2015. (Adjusted EBITDA is not a measure recognized under generally accepted accounting principles – see Note 1.) Adjusted EBITDA was $28.4 million in the third quarter of fiscal 2014.
  Net loss in the third quarter of fiscal 2015 was $34.0 million, or $1.72 per diluted share, compared with net loss of $11.0 million, or $0.57 per diluted share, in the third quarter of fiscal 2014.
  The Company completed a $75 million accordion exercise on August 28 and, subsequent to the third quarter of fiscal 2015, completed a second transaction of $80 million that cumulatively expanded its borrowing capabilities under its revolving credit facility by $155 million, bringing total revolving commitments to $830 million.

Comments

Kathryn Bufano, President and Chief Executive Officer, commented, "Clearly, our third quarter results were challenged as sales were pressured by unseasonably warm weather, which significantly impacted our cold-weather classifications, and by continued weakness in overall traffic trends. However, customers strongly responded to our expanded brand offerings and we also saw sustained momentum in certain core categories. Recognizing that the competitive environment is likely to continue, we remain focused on creating a differentiated and compelling product assortment and leveraging our home town strategy. We also continued to control our expenses, resulting in a net reduction in SG&A in the period. We ended the quarter in a healthy inventory position in terms of freshness and content, primed for holiday selling. Additionally, as previously announced, we amended our private label credit card agreement, extending a valued and successful partnership three years to 2022."

Ms. Bufano continued, "Looking ahead, we are not anticipating major changes in the retail environment in the near term. Accordingly, we are pursuing a number of avenues to drive additional process improvements and further reduce expenses." The Company's plan is expected to yield approximately $35 million in annual savings in fiscal 2016. These expense savings, which will benefit SG&A expenses and gross margin, combined with lower capital spending and inventory levels, will positively impact 2016 cash flow.

Third Quarter Details

Comparable store sales in the third quarter of fiscal 2015 decreased 2.6%. Total sales in the period decreased 3.0% to $623.4 million, compared with $642.7 million in the third quarter of fiscal 2014.  Sales were adversely impacted by unseasonably warm weather and the continuation of soft traffic trends. Despite these challenges, we achieved a 3.0% increase in sales associated with our proprietary credit card and sales growth in eCommerce, primarily due to a higher conversion rate.  The sales performance in our small and mid-tier stores continued to outpace that of our larger locations. Year-to-date fiscal 2015 comparable store sales decreased 1.0%.

Other income in the third quarter of fiscal 2015 was $17.5 million, compared with $16.0 million in the third quarter of fiscal 2014. The increase was largely the result of increased revenues associated with our proprietary credit card operations. Proprietary credit card sales, as a percentage of total sales, increased 299 basis points to 54.5% in the third quarter of fiscal 2015.

The gross margin rate in the third quarter of fiscal 2015 decreased 286 basis points as compared with the third quarter of fiscal 2014 to 33.4% of net sales, largely the result of increased net markdowns and increased distribution and delivery costs associated with omnichannel selling efforts in the current quarter. Gross profit decreased $24.9 million to $208.4 million in the third quarter of fiscal 2015 as a result of both decreased sales volume and rate in the period.

In the third quarter of fiscal 2015, SG&A expense was $220.2 million, a decrease of $0.7 million from the third quarter of fiscal 2014 results. This reduction was largely driven by expense control measures as well as the avoidance of costs incurred in the prior year related to the implementation of our expense efficiency initiative, partially offset by increased advertising expenses and continued investment in omnichannel operations. SG&A expense rate increased 95 basis points to 35.3% of net sales in the third quarter of fiscal 2015 as a result of the decreased sales volume in the period.

The Company's excess borrowing capacity under its revolving credit facility, which includes the $75 million increase as a result of the accordion exercise completed on August 28, was $250.2 million at the end of the third quarter of fiscal 2015.

The Company's Board of Directors did not declare a dividend at this time as a result of the current shareholders' deficit and the requirements of Pennsylvania state law. The Board of Directors will revisit the declaration of a dividend at the end of fiscal 2015.

Guidance

For fiscal 2015, the Company now expects Adjusted EBITDA in a range of $110 million to $120 million. Earnings per diluted share are expected to be in a range of a loss of $2.15 to $2.65 and cash flow (see Note 2) is now expected to be in a range of ($30) million to ($40) million.

Assumptions reflected in our full-year guidance include the following:

  A  comparable store sales performance ranging from a decrease of 0.5% to 1.5%;
  A gross margin rate ranging from a decrease of 70 to 80 basis points from the fiscal 2014 rate of 35.7%;
  An SG&A expense rate ranging from a 30- to 60-basis-point increase over the fiscal 2014 rate of 32.9%;
  Capital expenditures not to exceed $71 million, net of external contributions; and
  An estimated 20 million average diluted shares outstanding.

Guidance does not reflect any potential impact associated with an early termination of the Company's remaining mortgage facility, thereby excluding the financial effect of the make-whole provision in the agreement, which could range up to approximately $2 million. It also does not include any implementation costs associated with the planned expense reductions in fiscal 2016, as those costs have yet to be determined.

Call Details

The Company's quarterly conference call discussing its third quarter fiscal 2015 results will be broadcast live today at 10:00 a.m. Eastern time. Investors and analysts interested in participating in the call are invited to dial (888) 211-4434 at 9:55 a.m. Eastern time and reference conference ID 4537346. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, November 26, 2015. The number to call for the taped replay is (877) 870-5176 and the replay PIN is 4537346. The conference call will also be broadcast on the Company's website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 270 stores, which includes nine furniture galleries and four clearance centers, in 26 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner's, Boston Store, Carson's, Elder-Beerman, Herberger's and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company's website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as "may," "could," "will," "plan," "expect," "anticipate," "estimate," "project," "intend" or other similar expressions and include the Company's fiscal 2015 guidance, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.   Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company's proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors or changes in the competitive environment; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the ability to expand our capacity and improve efficiency through our new eCommerce fulfillment center; changes in, or the failure to successfully implement, our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purposes; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company's ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company's actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company's Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, impairment charges and loss on extinguishment of debt. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP"). However, we present Adjusted EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company's ability to service or incur debt. In addition, our management uses Adjusted EBITDA internally to compare the profitability of our stores. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net loss to Adjusted EBITDA is provided in the financial schedules accompanying this release.

 Note 2: As used in this release, cash flow reflects the forecasted net loss, plus depreciation and amortization, amortization of lease-related interests and impairment charges, less capital expenditures and pension contributions.

– tables follow –

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)	October 31,	November 1,
(Unaudited)	2015	2014

Assets
Current assets:
Cash and cash equivalents	$ 21,667	$ 7,516
Merchandise inventories	994,482	970,649
Prepaid expenses and other current assets	82,647	79,059
Total current assets	1,098,796	1,057,224
Property, fixtures and equipment at cost, net of accumulated depreciation and amortization of $951,138 and $922,608 at October 31, 2015 and November 1, 2014, respectively	643,511	637,217
Deferred income taxes	14,546	20,486
Intangible assets, net of accumulated amortization of $62,412 and $62,811 at October 31, 2015 and November 1, 2014, respectively	85,417	91,891
Other long-term assets	23,031	23,162
Total assets	$ 1,865,301	$ 1,829,980

Liabilities and Shareholders' (Deficit) Equity
Current liabilities:
Accounts payable	$ 362,042	$ 376,070
Accrued payroll and benefits	21,353	24,248
Accrued expenses	154,831	157,462
Current maturities of long-term debt	102,997	7,286
Current maturities of obligations under capital leases	5,262	3,888
Deferred income taxes	24,589	28,784
Total current liabilities	671,074	597,738
Long-term debt, less current maturities	902,647	971,608
Obligations under capital leases, less current maturities	128,089	46,034
Other long-term liabilities	181,286	165,897
Total liabilities	1,883,096	1,781,277

Shareholders' (deficit) equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	--	--
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares of 18,343,527 and 17,818,323 at October 31, 2015 and November 1, 2014, respectively	183	178
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued and outstanding shares of 2,951,490 at October 31, 2015 and November 1, 2014	30	30
Treasury stock, at cost - 337,800 shares at October 31, 2015 and November 1, 2014	(1,387)	(1,387)
Additional paid-in-capital	163,747	160,759
Accumulated other comprehensive loss	(77,573)	(48,006)
Accumulated deficit	(102,795)	(62,871)
Total shareholders' (deficit) equity	(17,795)	48,703
Total liabilities and shareholders' (deficit) equity	$ 1,865,301	$ 1,829,980

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		THIRTY-NINE
	WEEKS ENDED		WEEKS ENDED
(In thousands, except per share data)	October 31,	November 1,	October 31,	November 1,
(Unaudited)	2015	2014	2015	2014

Net sales	$ 623,400	$ 642,735	$ 1,789,769	$ 1,813,647
Other income	17,497	16,022	49,369	45,780
	640,897	658,757	1,839,138	1,859,427

Costs and expenses:
Costs of merchandise sold	415,025	409,484	1,170,318	1,159,846
Selling, general and administrative	220,183	220,901	654,055	659,027
Gain on insurance recovery	--	--	(748)	--
Depreciation and amortization	22,786	22,073	69,012	67,678
Amortization of lease-related interests	1,045	1,101	3,207	3,442
Impairment charges	203	273	425	447
(Loss) income from operations	(18,345)	4,925	(57,131)	(31,013)
Interest expense, net	15,846	15,506	46,232	46,224
Loss on extinguishment of debt	--	--	4,862	153

Loss before income taxes	(34,191)	(10,581)	(108,225)	(77,390)
Income tax (benefit) provision	(199)	427	(596)	1,322

Net loss	$ (33,992)	$ (11,008)	$ (107,629)	$ (78,712)

Basic loss per share	$ (1.72)	$ (0.57)	$ (5.47)	$ (4.06)

Diluted loss per share	$ (1.72)	$ (0.57)	$ (5.47)	$ (4.06)

Other financial data:
Adjusted EBITDA (1)	$ 5,689	$ 28,372	$ 15,513	$ 40,554

(1)    Adjusted EBITDA reconciliation

      The following table reconciles net loss to Adjusted EBITDA for the periods indicated:

	THIRTEEN		THIRTY-NINE
	WEEKS ENDED		WEEKS ENDED
(In thousands)	October 31,	November 1,	October 31,	November 1,
(Unaudited)	2015	2014	2015	2014

Net loss	$ (33,992)	$ (11,008)	$ (107,629)	$ (78,712)
Adjustments:
Income tax (benefit) provision	(199)	427	(596)	1,322
Loss on extinguishment of debt	--	--	4,862	153
Interest expense, net	15,846	15,506	46,232	46,224
Depreciation and amortization	22,786	22,073	69,012	67,678
Amortization of lease-related interests	1,045	1,101	3,207	3,442
Impairment charges	203	273	425	447
Adjusted EBITDA	$ 5,689	$ 28,372	$ 15,513	$ 40,554
CONTACT: Kim George
         Divisional Vice President
         Investor Relations
         717.751.3071
         kim.george@bonton.com